                                                               EXHIBIT 3(a)

         FIFTH:  A.       The total number of shares of all classes of stock
which the Corporation shall have authority to issue is 655 million consisting of (1) 25 million shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and (2) 630 million shares of Common Stock, par value $1.00 per share ("Common Stock").

LAW2:7499

                       WESTINGHOUSE ELECTRIC CORPORATION


                 NOW, THEREFORE, BE IT RESOLVED, that the series of Preferred Stock authorized by the Board of Directors on February 23, 1994 shall have the terms and provisions herein set forth:

                 G.1. DESIGNATION. The shares of such series shall be designated as "Series C Conversion Preferred Stock" (the "Series C Preferred Stock") consisting of 3,795,000 shares.

                 2. RANK. The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up, rank on a parity with the Series B Conversion Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), of the Corporation and prior to the Common Stock, par value $1.00 per share (the "Common Stock"), and the Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), of the Corporation. All equity securities of the Corporation to which the Series C Preferred Stock ranks prior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, including the Common Stock and the Series A Preferred Stock, are collectively referred to herein as the "Junior Securities"; all equity securities of the Corporation with which the Series C Preferred Stock ranks on a parity, including the Series B Preferred Stock, are collectively referred to herein as the "Parity Securities"; and all equity securities of the Corporation (other than convertible debt securities) to which the Series C Preferred Stock ranks junior are collectively referred to herein as the "Senior Securities." The Series C Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities, subject to the limitations thereon provided for in paragraphs (6)(c) and (6)(d).

                 3. DIVIDENDS. (a) The holders of outstanding shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends accruing at the per share rate of $3.25 per quarter and no more, payable in arrears on the first day of each March, June, September and December, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on June 1, 1994. If any Dividend Payment Date is not a business day (as defined in paragraph (4)(h)(i)), then the Dividend Payment Date shall be on the next succeeding day





LAW2:7469                                                               1
that is a business day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 90 days preceding the payment dates thereof, as shall be fixed by the Board of Directors, except that no such record date shall be declared for the final dividend payable on June 1, 1997 and holders of shares of Series C Preferred Stock will receive such final dividend only upon surrender of their share certificates. Dividends on a share of Series C Preferred Stock shall accrue (whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared) on a daily basis from the previous Dividend Payment Date, except that the first dividend shall accrue from the date of issuance of such share of Series C Preferred Stock. Accrued and unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of the Series C Preferred Stock on the Mandatory Conversion Date (as defined in paragraph (4)(a)) or on the Settlement Date (as defined in paragraph (4)(h)(v)), in the event of their earlier conversion pursuant to paragraph (4)(n), upon the effective date of such conversion, and will cease to accrue on the date of their earlier redemption pursuant to paragraph (4)(c) unless the Corporation shall default in delivering the shares of Common Stock and cash, if any, payable by the Corporation upon such redemption. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series C Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and, for purposes of calculating the accrual of dividends, dividends will accrue to, but not including, the date fixed for payment.

                 (b) Unless full cumulative dividends, if any, accrued on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment through the most recent Dividend Payment Date (or the obligations of the Corporation with respect to the payment of such dividends are satisfied as contemplated by paragraphs (4)(a), (b) or (c)), then, whether or not the Mandatory Conversion Date has occurred, (i) no full cash dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation or other distribution declared or made on any Parity Securities, (ii) no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock, the Series A Preferred Stock or upon any other Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Common Stock, the Series A Preferred Stock or any other Junior Securities) and (iii) no Common Stock, Series A Preferred Stock or any





LAW2:7469                                                               2
other Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series or class by the Corporation, except by conversion into or in exchange for Junior Securities. If any dividends are not paid or set apart in full, as aforesaid, with respect to the Series C Preferred Stock and any Parity Securities, all dividends declared with respect to the Series C Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such Parity Securities bear to each other. Holders of the shares of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in paragraph (3)(a).

                 (c) Subject to the foregoing provisions of this paragraph (3) and paragraph (4)(d), the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may redeem, purchase or otherwise retire any Junior Securities or Parity Securities, and the holders of the shares of the Series C Preferred Stock shall not be entitled to share therein.

                 (d) Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series C Preferred Stock.

                 (e) All dividends paid with respect to shares of the Series C Preferred Stock pursuant to this paragraph (3) shall be paid pro rata to the holders entitled thereto.

                 (f) Holders of shares of the Series C Preferred Stock shall be entitled to receive the dividends provided for in this paragraph (3) in preference to and in priority over any dividends upon any of the Junior Securities.

                 4. REDEMPTIONS OR CONVERSIONS. (a) AUTOMATIC CONVERSION ON MANDATORY CONVERSION DATE. Unless earlier called for redemption by the Corporation or converted in accordance with the provisions hereof, on June 1, 1997 (the "Mandatory Conversion Date"), each outstanding share of the Series C Preferred Stock shall automatically convert into:

                 (i) shares of Common Stock at the Common Equivalent Rate (determined as provided in paragraph (4)(d)) in effect on the Mandatory Conversion Date; and





LAW2:7469                                                               3

             (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Series C Preferred Stock to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends (and dividends shall cease to accrue on such share as of the Mandatory Conversion Date).

                 The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its Common Stock held in its treasury for the purpose of effecting any conversion of the Series C Preferred Stock, either pursuant to this paragraph (4)(a) ("Mandatory Conversion") or pursuant to paragraphs (4)(b), (c) or (n) the full number of shares of Common Stock then deliverable upon any conversion of all outstanding shares of Series C Preferred Stock.

                 The right to receive an amount in cash equal to all accrued and unpaid dividends on such shares of Series C Preferred Stock (the "Accrued Dividend Amount") will occur upon Mandatory Conversion whether or not the Corporation has earnings and whether or not such dividends are declared; PROVIDED, HOWEVER, that to the extent that funds are not legally available for the payment of the Accrued Dividend Amount upon Mandatory Conversion, the holders of Series C Preferred Stock shall be entitled to receive, and the Corporation shall distribute to such holders, on the fifth business day next succeeding the Mandatory Conversion Date, in lieu of payment in cash of the Accrued Dividend Amount, a number of shares of Common Stock equal to 110% of the Accrued Dividend Amount divided by the Current Market Price (as defined in paragraph (4)(d)(vii)) of the Common Stock determined as of the second Trading Date (as defined in paragraph (4)(h)(vi)) prior to the Mandatory Conversion Date, except that (i) no such distribution shall be made by the Corporation if, prior to the date on which the Corporation is required to make such distribution, the Corporation shall have made payment in full of the Accrued Dividend Amount in cash and (ii) if the Corporation does not have a sufficient number of authorized but unissued shares of Common Stock and shares of Common Stock held in its treasury not reserved for other corporate purposes to make such distribution in full, the Corporation shall make such distribution to the fullest extent possible, pro rata to the holders of Series C Preferred Stock entitled thereto (as nearly as may be practicable without creating fractional shares), and the holders of Series C Preferred Stock shall thereafter have the right to receive, and the Corporation shall pay to such holders as promptly as possible, the remainder in cash or shares of Common Stock or a combination thereof, on the same terms set forth in this paragraph





LAW2:7469                                                               4

(4)(a) for the payment in cash of amounts equal to accrued and unpaid dividends and for the distribution of shares of Common Stock in lieu of payment of such amounts in cash.

                 (b) AUTOMATIC CONVERSION UPON THE OCCURRENCE OF CERTAIN EVENTS. Immediately prior to the effectiveness of an amendment of the articles, merger, consolidation, share exchange, division or conversion of the Corporation or similar extraordinary transaction that results in the conversion or exchange of Common Stock into, or the right of the holders thereof to receive, in lieu of or in addition to their shares of Common Stock, other securities or other property (whether of the Corporation or any other entity) (any such amendment, merger, consolidation, share exchange, division or conversion or similar extraordinary transaction being referred to herein as a "Fundamental Transaction") each outstanding share of the Series C Preferred Stock shall automatically convert, on the Settlement Date, as defined in paragraph (4)(h)(v) into:

                 (A) shares of Common Stock at the same rate as would have been the case if the Series C Preferred Stock had been called for redemption on the business day immediately preceding the Mandatory Conversion Date (with a Current Market Price determined as of the second Trading Date prior to the Settlement Date) but in no case greater than the Common Equivalent Rate; plus

                 (B) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of the Series C Preferred Stock to and including the Settlement Date, whether or not declared, out of funds legally available for the payment of dividends (and dividends shall cease to accrue on such share after the Settlement
         Date); plus

                 (C) the right to receive an amount of cash initially equal to $34.90, declining by $0.03056 on each day following the date of issuance of the Series C Preferred Stock (computed on the basis of a 360-day year of twelve 30-day months) to $0.00 on June 1, 1997, in each case determined with reference to the Settlement Date, out of funds legally available therefor.

                 At the option of the Corporation, it may deliver on the Settlement Date in lieu of some or all of the cash consideration described in clauses (B) and (C) above, pro rata to the holders of Series C Preferred Stock entitled thereto, a number of shares of Common Stock to be determined by dividing the amount of cash consideration that the Corporation has elected to pay in Common Stock by the





LAW2:7469                                                               5

Current Market Price (as defined in paragraph (4)(d)(vii)) of the Common Stock determined, in the case of a Fundamental Transaction, as of the second Trading Date prior to the Settlement Date.

                 (c) OPTIONAL REDEMPTION. The Corporation shall have the right to call, in whole or in part, the outstanding shares of the Series C Preferred Stock for redemption on the business day immediately preceding the Mandatory Conversion Date. On the redemption date, the Corporation shall deliver to the holders thereof in exchange for each such share called for redemption the greater of (i) a number of shares of Common Stock equal to the Call Price (as defined in paragraph (4)(h)(ii)) divided by the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the Notice Date (as defined in paragraph 4(h)(iv)) and (ii) 8.85 shares of Common Stock (subject to adjustment in the same manner as the Common Equivalent Rate, as described in paragraph 4(d)). Accrued and unpaid dividends on shares of Series C Preferred Stock so redeemed will be paid in cash on the date fixed for their redemption, whether or not declared, out of funds legally available for the payment of dividends (and dividends shall cease to accrue on such share as of such date). If fewer than all the outstanding shares of Series C Preferred Stock are to be called for redemption, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series C Preferred Stock by lot or pro rata (as nearly as may be practicable without creating fractional shares) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be equitable.

                 (d) COMMON EQUIVALENT RATE ADJUSTMENTS. The Common Equivalent Rate to be used to determine the number of shares of Common Stock to be delivered on the conversion of the Series C Preferred Stock into shares of Common Stock pursuant to paragraphs (4)(a) or (b) shall be initially ten shares of Common Stock for each share of Series C Preferred Stock; PROVIDED, HOWEVER, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this paragraph (4)(d). All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock (or, if there is not a nearest 1/100th of a share, to the next lower 1/100th of a share). No adjustment will be required unless such adjustment would require an increase or decrease of at least one percent therein; PROVIDED, HOWEVER, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. Such rate in effect at any time is herein called the "Common Equivalent Rate."





LAW2:7469                                                               6

                 (i)      If the Corporation shall:

                          (A) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,

                          (B) subdivide or split its outstanding shares of Common Stock into a greater number of shares,

                          (C)     combine its outstanding shares of
                                  Common Stock into a smaller number of
                                  shares, or

                          (D) issue by reclassification of its shares of Common Stock any shares of Common Stock of the Corporation other than in a Fundamental Transaction described in paragraph (4)(b), then, in any such event, the Common Equivalent Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of the Series C Preferred Stock shall be entitled to receive on the conversion of such share of the Series C Preferred Stock, the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above had such share of the Series C Preferred Stock been converted at the Common Equivalent Rate in effect immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business date next following the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution, and shall become effective immediately after the effective date in case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below. Such adjustments shall be made successively.


                 (ii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined pursuant to paragraph (4)(d)(vii)) on the record date for the determination of stockholders entitled to





LAW2:7469                                                               7
receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustments shall be made successively.

            (iii) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock of evidence of its indebtedness or other assets (including shares of capital stock of the Corporation (other than Common Stock) but excluding any distributions and dividends referred to in clause (i) above or any cash dividends), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (ii) above), then in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date mentioned below by a fraction, of which the numerator shall be the Current Market Price of the Common Stock (determined pursuant to paragraph (4)(d)(vii)) on the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of





LAW2:7469                                                               8
such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution.

                 (iv) In case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (a) any cash dividends on the Common Stock to the extent that the aggregate cash dividends per share of Common Stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of Common Stock of the cash dividends paid on the Common Stock in the next preceding 12-month period, to the extent that such dividends for the preceding 12-month period did not require an adjustment to the Common Equivalent Rate pursuant to this paragraph (as adjusted to reflect subdivisions or combinations of the Common Stock) and
(y) 15 percent of the average daily Closing Prices (as defined in paragraph
(4)(h)(iii)) of the Common Stock for the ten consecutive Trading Days immediately prior to the date of declaration of such distribution and (b) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then, in each such case, unless the Corporation elects to reserve such an amount of cash for distribution to the holders of the Series C Preferred Stock so that any such shares will receive upon conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount of cash (to the extent not excluded as provided above) which such holder would have received if such holder had, immediately prior to the record date for such distribution of cash, converted its shares of Series C Preferred Stock into Common Stock, the Common Equivalent Rate shall be increased so that the same shall equal the rate determined by multiplying the Common Equivalent Rate in effect at the close of business on such record date by a fraction of which the numerator shall be the Closing Price of the Common Stock on such record date and the denominator shall be the Closing Price of the Common Stock less the amount of cash so distributed (to the extent not excluded as provided above) applicable to one share of Common Stock, such increase to become effective immediately prior to the opening of business on the day following such record date; PROVIDED, HOWEVER, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Closing Price of the Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series C Preferred Stock shall thereafter have the right to receive upon conversion the amount of cash (to the extent not excluded as provided above) such holder would





LAW2:7469                                                               9
have received had such holder converted each share of Series C Preferred Stock on such record date. If any adjustment is required to be made as set forth in this paragraph (4)(d)(iv) as a result of a distribution which is a dividend described in subclause (a) of this paragraph, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such subclause (a) of this paragraph. If an adjustment is required to be made pursuant to this paragraph as a result of a distribution which is not such a dividend, such adjustment shall be based upon the full amount of such distribution.

                 (v) In case of the consummation of a tender or exchange offer (other than an odd-lot tender offer ) made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds 110% of the first reported sales price per share of Common Stock on the Trading Day next succeeding the Expiration Time (as defined below), the Common Equivalent Rate shall be increased so that the same shall equal the rate determined by multiplying the Common Equivalent Rate in effect immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the "Expiration Time") by a fraction of which the denominator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the first reported sales price of the Common Stock on the Trading Day next succeeding the Expiration Time, and the numerator shall be the sum of
(A) the fair market value (determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the first reported sales price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

             (vi) Anything in this paragraph (4) notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Common Equivalent Rate, in addition to those required by this paragraph (4), as the Corporation in its sole discretion may determine to be





LAW2:7469                                                              10
advisable, in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities, or distributions of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. If the Corporation determines that an adjustment to the Common Equivalent Rate should be made, an adjustment shall be made effective as of such date as is determined by the Board of Directors of the Corporation. The determination of the Board of Directors of the Corporation as to whether an adjustment to the Common Equivalent Rate should be made pursuant to the foregoing provisions of this paragraph (4)(d)(vi), and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

                 (vii) As used in this paragraph (4), the "Current Market Price" of the Common Stock on any date shall be the average of the daily Closing Prices (as defined in paragraph (4)(h)(iii)) for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price; provided, however, that if the Closing Price for the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average, then the Current Market Price per share of Common Stock on such date of determination shall be the next-day Closing Price; and provided, further, that, if any event that results in an adjustment of the Common Equivalent Rate occurs during such five-day period or, for the purposes of calculating the Current Market Price in connection with any redemption or conversion of Series C Preferred Stock or any determination of an amount in cash payable in lieu of a fraction of a share of Common Stock, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such five-day period and ending on the applicable redemption or conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

             (viii) In any case in which paragraph (4)(d) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion or redemption pursuant to paragraphs (4)(a), (b), (c) or (n) occurs after such record date, but before the occurrence of such event the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted or redeemed shares of the Series C Preferred Stock





LAW2:7469                                                              11
the additional shares of Common Stock issuable upon such conversion or redemption before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (4)(f).

                 (e) NOTICE OF ADJUSTMENTS. Whenever the Common Equivalent Rate or Optional Conversion Rate is adjusted as herein provided, the Corporation shall:

                 (i) forthwith compute the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate (as defined in paragraph 4(n)) in accordance with this paragraph (4) and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or Controller of the Corporation setting forth the adjusted Common Equivalent Rate, the adjusted Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the Series C Preferred Stock and the Common Stock; and

             (ii) mail a notice stating that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and the facts upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate to the holder of record of the outstanding shares of the Series C Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

                 (f) NO FRACTIONAL SHARES. No fractional share or scrip representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any shares of Series C Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the redemption or conversion of a share of Series C Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price of the Common Stock determined as of the second Trading Date





LAW2:7469                                                              12
immediately preceding the Notice Date, in the case of redemption pursuant to paragraph 4(c), (ii) Closing Price (as defined in paragraph 4(h)(iii) of the Common Stock determined (A) as of the fifth Trading Date immediately preceding the Mandatory Conversion Date, in the case of a Mandatory Conversion, or (B) as of the second Trading Date immediately preceding the date of conversion in the case of any optional conversion pursuant to paragraph 4(n), or (iii) the Settlement Date, in the case of a Fundamental Transaction. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.

                 (g)      CANCELLATION.    Shares of Series C Preferred Stock
that have been issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as part of the Series C Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Pennsylvania) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

                 (h)      DEFINITIONS.     As used in this paragraph (4):

                 (i) the term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

             (ii)  the term "Call Price" shall mean $131.25 per share;

            (iii) the term "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the reported closing bid price regular way, in each case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, then on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price), or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted





LAW2:7469                                                              13
     reporting service, or if not so available as determined in good faith by the Board of Directors, on the basis of such relevant factors as it in good faith considers, in the reasonable judgement of the Board of Directors, appropriate;

                 (iv) the term "Notice Date" with respect to any notice given by the Corporation in connection with the Series C Preferred Stock shall be the earlier of the public announcement with respect to any matter or the commencement of the mailing of such notice to the holders of the Series C Preferred Stock in accordance with paragraph
         (4)(i);

             (v) the term "Settlement Date" shall mean the business day immediately prior to the effective date of a Fundamental Transaction;

            (vi) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor thereto) is open for the transaction of business.

                 (i) NOTICE OF REDEMPTION OR AUTOMATIC CONVERSION. The Corporation will provide notice of any redemption or automatic conversion (including any potential conversion upon the effectiveness of a Fundamental Transaction but excluding any conversion pursuant to paragraphs (4)(a) or (n)) of shares of Series C Preferred Stock to holders of record of the Series C Preferred Stock to be called or converted not less than 15 nor more than 60 days prior to the date fixed for such redemption or conversion, as the case may be; PROVIDED, HOWEVER, that if the timing of a Fundamental Transaction makes it impracticable to provide at least 15 days notice, the Corporation shall provide such notice as soon as is practicable. Such notice shall be provided by mailing notice of such redemption or conversion first class postage prepaid, to each holder of record of the Series C Preferred Stock to be redeemed or converted, at such holder's address as it appears on the stock register of the Corporation; PROVIDED, HOWEVER, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption or conversion of any shares of Series C Preferred Stock to be redeemed or converted, except as to the holder to whom the Corporation has failed to give such notice or whose notice was defective. Each such notice shall state, as appropriate, the following:

                 (i)      the redemption or automatic conversion date;





LAW2:7469                                                              14

             (ii) that all outstanding shares of Series C Preferred Stock are to be redeemed or converted or, in the case of a call for redemption pursuant to paragraph (4)(c) of fewer than all outstanding shares of Series C Preferred Stock, the number of such shares held by such holder to be redeemed;

            (iii)  in the case of a call for redemption pursuant to paragraph
         (4)(c), the Call Price, the number of shares of Common Stock deliverable upon redemption of each share of Series C Preferred Stock to be redeemed and, if applicable, the Current Market Price used to calculate such number of shares of Common Stock subject to any subsequent adjustments pursuant to paragraph (4)(d);

             (iv) whether the Corporation is delivering shares of Common Stock in lieu of cash (in the case of a conversion pursuant to paragraphs
         (4)(a) or (4)(b)), the Current Market Price to be used to calculate the number of such shares of Common Stock and, if the Corporation is delivering shares in respect of less than all the cash that would otherwise be deliverable by the Corporation upon such conversion, the portion of such cash in lieu of which Common Stock will be delivered;

                 (v) the place or places where certificates for such shares are to be surrendered for redemption or conversion; and

             (vi) that dividends on the shares of Series C Preferred Stock to be redeemed or converted will cease to accrue on such redemption or automatic conversion date or, in the case of a conversion pursuant to paragraph (4)(b), on the related Settlement Date, unless, in the case of a redemption pursuant to paragraph (4)(c), the Corporation shall default in delivering the shares of Common Stock and cash, if any, payable by the Corporation at the time and place specified in such notice.

                 (j) DEPOSIT OF SHARES AND FUNDS. The Corporation's obligation to deliver shares of Common Stock and provide funds in accordance with this paragraph (4) shall be deemed fulfilled if, on or before a redemption or conversion date or Settlement Date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York city and having a capital and surplus of at least $50,000,000, such number of shares of Common Stock as are





LAW2:7469                                                              15
required to be delivered by the Corporation pursuant to this paragraph (4) upon the occurrence of the related redemption or conversion (including any payment of cash in lieu of the issuance of fractional share amounts pursuant to paragraph (4)(f)), together with funds (or, in the case of a conversion pursuant to paragraphs (4)(a) or (4)(b), shares of Common Stock and/or funds) sufficient to pay all accrued and unpaid dividends on the shares to be redeemed or converted as required by this paragraph (4), in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available thereto), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption or conversion of the shares of Series C Preferred Stock so called for redemption or converted. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption or conversion date shall be repaid and released to the Corporation, after which the holder or holders of such shares of Series C Preferred Stock so called for redemption or converted shall look only to the Corporation for delivery of such shares of Common Stock or funds.

                 (k) SURRENDER OF CERTIFICATES; STATUS. Each holder of shares of Series C Preferred Stock to be redeemed or converted shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, unless any notice shall state otherwise) to the Corporation at the place designated in the notice of such redemption or conversion and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this paragraph (4) following such surrender and following the date of such redemption or conversion. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption or conversion shall have been given, and if on the date fixed for redemption or conversion (or on the Mandatory Conversion Date) shares of Common Stock and funds necessary for the redemption or conversion shall have been either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor) or deposited with a bank or trust company or affiliate thereof as provided in paragraph (4)(j), or the circumstances described in clause (ii) to the proviso appearing in the third full paragraph of paragraph (4)(a) are in effect, then, notwithstanding that the certificates evidencing any shares of Series C Preferred





LAW2:7469                                                              16

Stock so called for redemption or subject to conversion shall not have been surrendered, the shares represented thereby so called for redemption or subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption or subject to conversion shall cease to accrue after the date fixed for redemption or conversion or, in the case of a conversion pursuant to paragraph (4)(b), on the related Settlement Date, and all rights with respect to the shares so called for redemption or subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this paragraph (4) without interest upon surrender of their certificates therefor.

                 (l) DIVIDEND PAYMENTS. Holders of shares of Series C Preferred Stock at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the optional conversion of such shares of Series C Preferred Stock following such record date and before such Dividend Payment Date. However, shares of Series C Preferred Stock surrendered for optional conversion pursuant to paragraph 4(n) after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date. Notwithstanding the foregoing, holders of Series C Preferred Stock who convert pursuant to paragraph 4(n) their Series C Preferred Stock at any time after such Series C Preferred Stock have been called for redemption, will be entitled to receive, in addition to shares of Common Stock issuable upon conversion, cash payment of dividends accrued and unpaid to the date of such conversion. Except as set forth in the preceding sentence, upon any optional conversion pursuant to paragraph 4(n) of shares of Series C Preferred Stock, the Corporation will make no payment of or allowance for accrued and unpaid dividends, whether or not in arrears, on such shares of Series C Preferred Stock, or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

                 (m) PAYMENT OF TAXES. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of Series C Preferred Stock pursuant to this paragraph (4); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of





LAW2:7469                                                              17
any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Series C Preferred Stock redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (n) CONVERSION AT THE OPTION OF THE HOLDER. After 40 days following the latest date of original issuance of the Series C Preferred Stock, the shares of the Series C Preferred Stock are convertible, in whole or in part, at the option of the holders thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of 8.85 shares of Common Stock for each share of Series C Preferred Stock (the "Optional Conversion Rate"). The Optional Conversion Rate is subject to adjustment in the same manner as the Common Equivalent Rate, as described in paragraph (4)(d). The right to convert shares of Series C Preferred Stock called for redemption will terminate immediately before the close of business on the redemption date with respect to such shares.

                 Conversion of shares of Series C Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such shares of Series C Preferred Stock, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for Series C Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time and on such date.

                 5. LIQUIDATION PREFERENCES. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment or provision for payment of any Senior Securities, an amount per share of Series C Preferred Stock in cash equal to the sum of (i) $144.40 plus (ii) all accrued and





LAW2:7469                                                              18
unpaid dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series C Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. Except as provided in this paragraph (5)(a), holders of Series C Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.


                 (b) For the purposes of this paragraph (5), none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

                 (i) the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation;

                 (ii) the consolidation or merger of the Corporation with or into one or more other corporations or other associations;

                 (iii) the consolidation or merger of one or more corporations or other associations with or into the Corporation;

                 (iv)  the participation by the Corporation in a share exchange;

                 (v) the division of the Corporation pursuant to 15 Pa.C.S. Subch. 19D;

                 (vi) the conversion of the Corporation pursuant to 15 Pa.C.S. Subch. 19E.

                 6. VOTING RIGHTS. (a) The holders of record of shares of Series C Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (6) or as otherwise provided by law.





LAW2:7469                                                              19

                 (b) In the event that dividends payable to the holders of Series C Preferred Stock are in arrears and unpaid for the equivalent of six quarterly periods, the Board of Directors will be increased by two directors and the holders of Series C Preferred Stock, together with the holders of all other outstanding series of the Preferred Stock in respect of which such a default in payment of dividends as described hereinabove exists and is entitled to vote thereon, voting as a single class without regard to series, will be entitled to elect two directors of the expanded Board of Directors. Such entitlement shall continue until such time as all dividends in arrears on all of the Series C Preferred Stock at the time outstanding have been paid or declared and set aside for payment, whereupon such voting rights of the holders of the Series C Preferred Stock shall cease (and the respective terms of the two additional directors shall thereupon expire and the number of directors constituting the full board be decreased by two) subject to being again revived from time to time upon the reoccurrence of the conditions described in this paragraph (6)(b) as giving rise thereto.

                 At any time when the rights of holders of Series C Preferred Stock to elect two additional directors shall have so vested, the Corporation shall, upon the written request of the holders of record of not less than 10% of the Series C Preferred Stock then outstanding (or 10% of all of the shares of Preferred Stock having the right to vote for such directors in case holders of shares of other series of Preferred Stock shall also have the right to elect directors in such circumstances), call a special meeting of holders of the Series C Preferred Stock (and other series of Preferred Stock, if applicable) for the election of directors. In the case of a written request, the special meeting shall be held within 60 days after the delivery of the request, upon the notice provided by law and in the bylaws of the Corporation; except that the Corporation shall not be required to call such a special meeting if the request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation.

                 Whenever the number of directors of the Corporation shall have been increased by two as provided in this paragraph (6)(b), the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the bylaws and without the vote of the holders of Series C Preferred Stock. No such action shall impair the right of the holders of Series C Preferred Stock to elect and to be represented by two directors as provided in this paragraph (6)(b).

                 The two directors elected as provided in this paragraph (6)(b) shall serve until the next annual meeting





LAW2:7469                                                              20
of stockholders of the Corporation and until their respective successors shall be elected and qualified or the earlier expiration of their terms as provided in this paragraph (6)(b). No such director may be removed without the vote of holders of a majority of the shares of Series C Preferred Stock (or holders of a majority of shares of Preferred Stock having the right to vote in the election of such director in case holders of shares of other series of Preferred Stock shall also have the right to elect such director). If, prior to the expiration of the term of any such director, a vacancy in the office of such director shall occur, such vacancy shall, until the expiration of such term, in each case be filled by the remaining director elected as provided in this paragraph (6)(b) or, if none remains in office, by vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock (or holders of a majority of shares of Preferred Stock who are then entitled to participate in the election of such directors in case holders of shares of other series of Preferred Stock shall also have the right to elect such director).

                 (c) So long as any shares of the Series C Preferred Stock are outstanding (except when notice of the redemption or conversion of all outstanding shares of Series C Preferred Stock has been given pursuant to paragraph (4)(i) and shares of Common Stock and any necessary funds have been deposited in trust for such redemption or conversion pursuant to paragraph
(4)(j)), the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of the shares of Series C Preferred Stock and any other series of Preferred Stock entitled to vote thereon at the time outstanding, voting together as one class without regard to series, in person or by proxy, or by resolution adopted at an annual or special meeting called for the purpose, amend pursuant to the provisions of 15 Pa.C.S. Subchapter 19B or in the context of any other type of Fundamental Transaction any of the provisions of the Corporation's Restated Articles of Incorporation which would either (i) authorize any new class of Senior Securities or (ii) alter or change the rights, preferences or limitations of the Series C Preferred Stock so as to affect such rights, preferences or limitations in any material respect prejudicial to the holders of the Series C Preferred Stock.

                 (d) So long as any shares of the Series C Preferred Stock are outstanding (except when notice of the redemption or conversion of all outstanding shares of Series C Preferred Stock has been given pursuant to paragraph (4)(i) and shares of Common Stock and any necessary funds have been deposited in trust for such redemption or conversion pursuant to paragraph
(4)(j)), the Corporation shall not, without the affirmative vote of the holders of at





LAW2:7469                                                              21
least a majority of the shares of Series C Preferred Stock and any other series of Preferred Stock entitled to vote thereon at the time outstanding voting or consenting, as the case may be, voting together as one class without regard to series, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, amend pursuant to the provisions of 15 Pa.C.S. Subchapter 19B or in the context of any other type of Fundamental Transaction any of the provisions of the Corporation's Restated Articles of Incorporation which would either (i) increase the total number of authorized shares of Preferred Stock or (ii) authorize or create any class of Parity Securities.

                 7. INCREASE IN SHARES. The number of shares of Series C Preferred Stock may, to the extent of the Corporation's authorized and unissued Preferred Stock, be increased by further resolution duly adopted by the Board of Directors and the filing of a statement with respect to shares with the Department of State of the Commonwealth of Pennsylvania.

                 8. LIMITATIONS. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Restated Articles of Incorporation of the Corporation.





LAW2:7469                                                              22